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                                                     														Exhibit 11

Fully Diluted Earnings Per Common Share and Fully Diluted Average Common Shares Outstanding

	For fully diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrants convertible preferred stock.  Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends.  This adjusted net income is divided by the weighted average number of common shares outstanding for each period plus amounts representing the dilutive effect of stock options outstanding and the dilution resulting from the conversion of the registrant's convertible preferred stock, if applicable.  The effect of convertible preferred stock is excluded from the computation of fully diluted earnings per share in periods in which the effect would be antidilutive.
	Fully diluted earnings per common share was determined as follows (shares
in thousands, dollars in millions except per-share information):

                                             												Three Months Ended
											                                                 		March 31
                                                         -------------------
											                                               	1996		    1995
                                                         --------   --------
Average common shares outstanding...................      300,279	  276,415

Dilutive effect of
	Convertible preferred stock........................        2,263	    2,358
	Stock Options......................................        2,931	    1,224
                                                         --------   --------
Total fully dilutive shares.........................      305,473	  279,997
                                                         ========   ========

Income available to common shareholders.............    $	    509	$   	 441
Preferred dividends paid on dilutive convertible
	preferred stock....................................  	    	    2	    	   2
                                                         --------   --------
Total net income available for common shareholders..
	adjusted for full dilution.....................        $	    511	$	    443
																                                         ========   ========
Fully diluted earnings per share....................    $	   1.67	$   	1.58
                                                         ========   ========

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